Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Reports Fiscal 2020 Third Quarter Financial Results
Fiscal 2020 Third Quarter Highlights
•	Net sales of $69.8 million increased 6.5% compared to the prior-year quarter
•	Gross margin declined 40 basis points to 57.8% year over year
•	GAAP loss per share of $0.15; adjusted earnings per share of $0.01
•	Launched PATHFINDER I Registry to evaluate performance and clinical outcomes of the AURYON™ Atherectomy System
•	As a result of the uncertainty created by the COVID-19 pandemic, management is withdrawing its fiscal year 2020 financial guidance

Latham, New York, April 7, 2020 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the third quarter of fiscal year 2020, which ended February 29, 2020.

“The health and safety of the team is our top priority, and I want to thank each of our team members for the resiliency they have shown. We are very pleased with our third quarter results, as increases across all three of our businesses drove solid ex-Asclera top-line growth of 9.3%,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “Looking ahead, we are operating in a very dynamic macro environment, and the coming months are likely to present further challenges. However, our healthy balance sheet and world-class team leave us well-prepared to weather those challenges. We experienced strong momentum during the third quarter, and we look forward to building on that momentum once the environment begins to normalize, as we believe that the long-term fundamentals and growth drivers of our business remain intact. All of us at AngioDynamics remain steadfastly focused on the health and safety of our employees and patients and ensuring that our physicians and customers have uninterrupted access to our innovative product portfolio in order to deliver the highest quality care possible.”

Third Quarter 2020 Financial Results

Net sales for the third quarter of fiscal 2020 were $69.8 million, an increase of 6.5% compared to the prior-year quarter. Excluding the impact of Asclera sales, which were discontinued during fiscal year 2019, net sales grew 9.3% year over year. Foreign currency translation did not have a significant impact on the Company’s sales in the quarter.

•         Oncology net sales were $14.6 million, an increase of 5.1% from $13.9 million a year ago, led by strong NanoKnife sales.

•         Vascular Interventions and Therapies (“VIT”) net sales were $30.6 million, an increase of 4.3%, compared to $29.3 million a year ago. Excluding last year’s Asclera sales of $1.7 million in the third quarter, VIT grew 10.5%, driven by higher sales of the Company’s AngioVac, Thrombolytic, and core VIT products.

•         Vascular Access net sales were $24.6 million, an increase of 10.3% from $22.3 million a year ago, due primarily to higher sales of PICCs, Ports, and Midline products.

Excluding Asclera, U.S. net sales in the third quarter of fiscal 2020 were $54.9 million, an increase of 6.1% from $51.7 million a year ago, and International net sales were $14.9 million, an increase of 22.8% from $12.1 million a year ago.

Gross margin for the third quarter of fiscal 2020 was 57.8%, a decrease of 40 basis points compared to the third quarter of fiscal 2019, primarily due to product mix.

The Company recorded a net loss from continuing operations of $5.7 million, or a loss of $0.15 per share, in the third quarter of fiscal 2020. This compares to a net loss from continuing operations of approximately $4.6 million, or a loss of $0.12 per share, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income for the third quarter of fiscal 2020 was $0.4 million, or $0.01 per share, compared to adjusted net income of $1.9 million, or $0.05 per share, in the third quarter of fiscal 2019.

Adjusted EBITDA in the third quarter of fiscal 2020, excluding the items shown in the reconciliation table below, was $3.8 million, compared to $7.7 million in the third quarter of fiscal 2019.

In the third quarter of fiscal 2020, the Company used $17.8 million in operating cash and had capital expenditures of $1.7 million. As of February 29, 2020, the Company had $27.2 million in cash and cash equivalents and $15.0 million in debt outstanding.

Nine Months Financial Results

For the nine months ended February 29, 2020:

•
Net sales were $205.8 million, an increase of 3.2%, compared to $199.5 million for the same period a year ago. Excluding the impact of Asclera, sales of which were discontinued during fiscal year 2019, net sales grew 5.7% year over year.

•
The Company's net loss from continuing operations was $9.7 million, or a loss of $0.26 per share, compared to a net loss from continuing operations of $13.9 million, or a loss of $0.37 per share, a year ago.

•	Gross margin improved 80 basis points to 58.3% from 57.5% a year ago.

•
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income was $5.7 million, or $0.15 per share, compared to adjusted net income of $5.4 million, or $0.14 per share, a year ago.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $17.5 million, compared to $22.0 million for the same period a year ago.

Fiscal Year 2020 Financial Guidance

As a result of the ongoing pandemic, health systems throughout the country, many of which are AngioDynamics customers, are currently prioritizing the care of COVID-19 patients. Consequently, certain of the procedures that the Company supports have been, and will continue to be, impacted. Given the uncertainty surrounding the magnitude and duration of these impacts, management is withdrawing its fiscal year 2020 financial guidance.

Conference Call

The Company’s management will host a conference call today at 8:00 a.m. ET to discuss its fiscal 2020 third quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13700177.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Tuesday, April 7, 2020, until 11:59 p.m. ET on Tuesday, April 14, 2020. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13700177.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income, adjusted earnings per share, free cash flow and net sales excluding Asclera. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends,"

"anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics' expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2019 and its Quarterly Report on Form 10-Q for the period ended February 29, 2020. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)

Net sales	$69,780	$65,524	$205,825	$199,451
Cost of sales (exclusive of intangible amortization)	29,481	27,361	85,765	84,783
Gross profit	40,299	38,163	120,060	114,668
% of net sales	57.8%	58.2%	58.3%	57.5%

Operating expenses
Research and development	8,395	6,915	22,450	21,365
Sales and marketing	20,934	18,385	60,427	56,054
General and administrative	10,203	8,718	29,651	26,414
Amortization of intangibles	5,019	4,660	13,417	12,599
Change in fair value of contingent consideration	419	609	116	865
Acquisition, restructuring and other items, net	1,565	2,550	4,486	9,700
Total operating expenses	46,535	41,837	130,547	126,997
Operating loss	(6,236)	(3,674)	(10,487)	(12,329)
Interest expense, net	(166)	(1,442)	(672)	(3,689)
Other expense, net	(131)	(266)	(67)	(72)
Total other expense, net	(297)	(1,708)	(739)	(3,761)
Loss from continuing operations before income tax benefit	(6,533)	(5,382)	(11,226)	(16,090)
Income tax benefit	(824)	(773)	(1,506)	(2,191)
Net loss from continuing operations	(5,709)	(4,609)	(9,720)	(13,899)
Income from discontinued operations, net of income tax	—	5,405	—	16,366
Net income (loss)	$(5,709)	$796	$(9,720)	$2,467

Loss per share - continuing operations
Basic	$(0.15)	$(0.12)	$(0.26)	$(0.37)
Diluted	$(0.15)	$(0.12)	$(0.26)	$(0.37)
Income per share - discontinued operations
Basic	$—	$0.14	$—	$0.44
Diluted	$—	$0.14	$—	$0.44
Income (loss) per share
Basic	$(0.15)	$0.02	$(0.26)	$0.07
Diluted	$(0.15)	$0.02	$(0.26)	$0.07

Weighted average shares outstanding
Basic	37,999	37,518	37,924	37,446
Diluted	37,999	37,518	37,924	37,446

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income:

	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)

Net loss from continuing operations	$(5,709)	$(4,609)	$(9,720)	$(13,899)

Amortization of intangibles	5,019	4,660	13,417	12,599
Change in fair value of contingent consideration	419	609	116	865
Acquisition, restructuring and other items, net (1)	1,565	2,550	4,486	9,700
Write-off of deferred financing fees (2)	—	—	593	—
Tax effect of non-GAAP items (3)	(932)	(1,334)	(3,205)	(3,818)
Adjusted net income	$362	$1,876	$5,687	$5,447

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)

Diluted loss per share	$(0.15)	$(0.12)	$(0.26)	$(0.37)

Amortization of intangibles	0.13	0.12	0.35	0.33
Change in fair value of contingent consideration	0.01	0.02	—	0.02
Acquisition, restructuring and other items, net (1)	0.04	0.07	0.12	0.25
Write-off of deferred financing fees (2)	—	—	0.02	—
Tax effect of non-GAAP items (3)	(0.02)	(0.04)	(0.08)	(0.09)
Adjusted diluted earnings per share	$0.01	$0.05	$0.15	$0.14
Adjusted diluted sharecount	38,094	38,338	38,111	38,350

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

(2) Deferred financing fees related to the old credit agreement were written off during the first quarter of fiscal year 2020.

(3)  Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for February 29, 2020 and February 28, 2019.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)

Net loss from continuing operations	$(5,709)	$(4,609)	$(9,720)	$(13,899)

Income tax benefit	(824)	(773)	(1,506)	(2,191)
Interest expense, net	166	1,442	672	3,689
Depreciation and amortization	6,401	6,066	17,434	16,767
Change in fair value of contingent consideration	419	609	116	865
Stock based compensation	1,772	2,370	5,998	7,096
Acquisition, restructuring and other items, net (1)	1,565	2,550	4,486	9,700
Adjusted EBITDA	$3,790	$7,655	$17,480	$22,027

Per diluted share:
Adjusted EBITDA	$0.10	$0.20	$0.46	$0.57

(1)  Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended					Nine months ended
	Feb 29, 2020	Feb 28, 2019	% Growth	Currency Impact	Constant Currency Growth	Feb 29, 2020	Feb 28, 2019	% Growth	Currency Impact	Constant Currency Growth
	(unaudited)					(unaudited)
Net Sales by Product Category
Vascular Interventions & Therapies	$30,552	$29,298	4.3%			$90,616	$88,870	2.0%
Vascular Access	24,642	22,348	10.3%			70,585	69,861	1.0%
Oncology	14,586	13,878	5.1%			44,624	40,720	9.6%
	$69,780	$65,524	6.5%	0.0%	6.5%	$205,825	$199,451	3.2%	0.0%	3.4%
	—	—

Net Sales by Geography
United States	$54,889	$53,400	2.8%	0.0%	2.8%	$163,381	$161,195	1.4%	0.0%	1.4%
International	14,891	12,124	22.8%	0.0%	23.1%	42,444	38,256	10.9%	1.0%	11.8%
	$69,780	$65,524	6.5%	0.0%	6.5%	$205,825	$199,451	3.2%	0.0%	3.4%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 29, 2020	May 31, 2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$27,160	$227,641
Accounts receivable, net	35,619	43,577
Inventories	54,898	40,071
Prepaid expenses and other	11,369	4,003
Total current assets	129,046	315,292
Property, plant and equipment, net	28,182	24,258
Other assets	13,684	3,835
Intangible assets, net	201,956	145,387
Goodwill	359,093	347,666
Total assets	$731,961	$836,438
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$18,304	$22,829
Accrued liabilities	27,445	38,338
Current portion of long-term debt	—	7,500
Current portion of contingent consideration	889	4,635
Other current liabilities	2,074	—
Total current liabilities	48,712	73,302
Long-term debt, net of current portion	14,341	124,407
Contingent consideration, net of current portion	26,405	8,851
Deferred income taxes	24,013	14,542
Other long-term liabilities	8,015	521
Total liabilities	121,486	221,623
Stockholders' equity	610,475	614,815
Total Liabilities and Stockholders' Equity	$731,961	$836,438

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(5,709)	$796	$(9,720)	$2,467
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,440	6,867	17,550	19,158
Non-cash lease expense	663	—	1,567	—
Stock based compensation	1,772	2,378	5,998	7,119
Change in fair value of contingent consideration	419	609	116	865
Deferred income taxes	(872)	138	(1,606)	633
Change in accounts receivable allowances	(13)	(24)	186	(99)
Fixed and intangible asset impairments and disposals	26	677	395	689
Write-off of other assets	—	—	593	—
Other	97	12	70	(5)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,630)	(785)	7,834	(3,853)
Inventories	(4,027)	(1,747)	(14,036)	(2,702)
Prepaid expenses and other	(5,834)	(325)	(9,378)	(1,508)
Accounts payable, accrued and other liabilities	(9,169)	(254)	(18,003)	(10,336)
Net cash provided by (used in) operating activities	(17,837)	8,342	(18,434)	12,428
Cash flows from investing activities:
Additions to property, plant and equipment	(1,742)	(887)	(5,756)	(2,303)
Acquisition of intangibles	—	—	(350)	—
Cash paid in acquisition	(10,000)	—	(55,760)	(84,920)
Proceeds from sale of marketable securities	—	1,350	—	1,350
Net cash provided by (used in) investing activities	(11,742)	463	(61,866)	(85,873)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	15,000	—	15,000	55,000
Repayment of long-term debt	—	(11,250)	(132,500)	(13,750)
Deferred financing costs on long-term debt	(34)	—	(775)	—
Payment of acquisition related contingent consideration	—	—	(1,208)	(2,100)
Proceeds (outlays) from exercise of stock options and employee stock purchase plan	594	1,169	(706)	2,023
Net cash provided by (used in) financing activities	15,560	(10,081)	(120,189)	41,173
Effect of exchange rate changes on cash and cash equivalents	(68)	160	8	(120)
Decrease in cash and cash equivalents	(14,087)	(1,116)	(200,481)	(32,392)
Cash and cash equivalents at beginning of period	41,247	42,820	227,641	74,096
Cash and cash equivalents at end of period	$27,160	$41,704	$27,160	$41,704

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands)

Reconciliation of Free Cash Flows:
	Three months ended		Nine months ended
	Feb 29, 2020	Feb 28, 2019	Feb 29, 2020	Feb 28, 2019
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities	$(17,837)	$8,342	$(18,434)	$12,428
Additions to property, plant and equipment	(1,742)	(887)	(5,756)	(2,303)
Free Cash Flow	$(19,579)	$7,455	$(24,190)	$10,125